Exhibit 99.1

Piedmont Office Realty Trust Reports Second Quarter Results

ATLANTA, August 1, 2012—Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of Class A commercial office properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended June 30, 2012.

Highlights for the Three Months Ended June 30, 2012:

•	Achieved Funds From Operations (“FFO”) of $0.35 for the quarter;

•

Continued to advance its portfolio refinement strategy by selling 26200 Enterprise Way in Lake Forest, CA at a gain of $10.0 million, or $0.06 per diluted share, and acquiring a two acre development site in Atlanta, GA;

•	Completed approximately 600,000 square feet of total leasing during the quarter;

•	Repurchased approximately 2.6 million shares of its common stock at an average price of $16.66 per share pursuant to the Company’s previously announced stock repurchase program.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “I am pleased with our results this quarter from both a financial and operational perspective. We achieved our internal expectations due to careful management of our expenses and made significant progress on the leasing front, including laying the groundwork which we believe will lead us to close some critical lease transactions during third quarter of 2012. I expect that leasing momentum, plus the commencement of several significant leases during the third quarter, will translate into improved leasing and occupancy metrics as we move into the second half of the year.”

Results for the Quarter ended June 30, 2012

Piedmont’s net income available to common stockholders for the second quarter of 2012, which includes the gain mentioned above, was $30.7 million, or $0.18 per diluted share, as compared with $21.0 million, or $0.12 per diluted share, for the second quarter of 2011. FFO was $60.3 million, or $0.35 per diluted share, for the quarter ended June 30, 2012 as compared to $65.1 million, or $0.38 per diluted share, for the quarter ended June 30, 2011, reflecting an anticipated $0.03 per quarter decrease in FFO contribution as a result of the sale of 35 W. Wacker during the fourth quarter of 2011, as well as downtime before certain major leases commence in the second half of 2012.

Adjusted FFO (“AFFO”) for the second quarter of 2012 totaled $36.2 million, or $0.21 per diluted share, as compared to $50.6 million, or $0.29 per diluted share, in the second quarter of 2011, reflecting the anticipated decrease noted above and increased capital expenditures during the current quarter as compared to the previous period associated with significant leasing activity, particularly at US Bancorp Center in Minneapolis, Aon Center in Chicago, and 200 Bridgewater in northern New Jersey.

Total revenues for the quarter ended June 30, 2012 were $133.7 million, as compared with $135.6 million for the same period a year ago, primarily reflecting additional rental revenues from properties acquired during the last twelve months offset by a $3.6 million reduction in tenant reimbursements and a $1.3 million reduction in lease termination revenue.

Property operating costs were $53.7 million in the second quarter of 2012 compared to $53.0 million in the second quarter of 2011, reflecting added operating costs from the acquisition of five properties over the last twelve months. General and administrative expense decreased $2.5 million as compared to the prior year’s second quarter primarily due to lower legal expense, lower costs associated with our deferred stock compensation plan, lower bad debt expense, and the recognition of a tax benefit associated with the refund of a prior period franchise tax in the current period.

The current quarter’s other expense when compared to the same quarter a year ago decreased approximately $2.6 million, primarily reflecting reduced interest expense as a result of the payoff of $230 million in secured notes over the past eight months.

Leasing Update

During the second quarter of 2012, the Company executed approximately 595,000 total square feet of leasing throughout its portfolio. Of the leases signed during the quarter, approximately 234,000 square feet, was renewal-related and 362,000 square feet, or 61%, was with new tenants. The same store stabilized portfolio was 87.9% leased as of June 30, 2012 as compared to 88.5% leased a year earlier, primarily reflecting negative net absorption associated with several recent large lease expirations. The Company’s overall office portfolio, including value add properties, was 85.0% leased as of June 30, 2012, with a weighted average lease term remaining of 6.5 years. Details outlining Piedmont’s upcoming lease expirations and the status of current leasing activity can be found in the Company’s quarterly supplemental information package.

Capital Markets, Financing and Other Activities

As previously announced, during the second quarter Piedmont completed the disposition of 26200 Enterprise Way, a two-story, approximately 145,000-square-foot office/flex building in Lake Forest, CA for $28.2 million, exclusive of closing costs. The disposition furthers the Company’s portfolio refinement strategy, and resulted in a gain of $10.0 million, or $0.06 per diluted share, which is included in Piedmont’s statement of operations for the quarter.

Additionally, believing that its common stock is trading at a discount to current net asset value, the Company repurchased approximately 2.6 million shares of its common stock during the quarter at an average price of $16.66 per share pursuant to its stock repurchase plan announced during fourth quarter 2011.

Piedmont is nearing completion of a new $500 unsecured million line of credit. The facility is anticipated to become fully executed in August of 2012 and will be a replacement for Piedmont’s current $500 million line that is due to mature on August 30, 2012.

Piedmont’s gross assets amounted to $5.2 billion as of June 30, 2012. Total debt was approximately $1.4 billion as of June 30, 2012 as compared to $1.5 billion as of December 31, 2011. The Company’s total debt-to-gross assets ratio was 26.7% as of June 30, 2012 as compared with 27.5% as of December 31, 2011, reflecting the payoff of two secured notes payable during 2012, including one for $45 million during the second quarter. As of June 30, 2012, Piedmont had cash and capacity on its unsecured line of credit of approximately $390.5 million.

Dividend

On August 1, 2012, the Board of Directors of Piedmont declared a dividend for the third quarter of 2012 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on August 31, 2012. Such dividends are to be paid on September 21, 2012.

Guidance for 2012

Based on management’s expectations, the Company affirmed its financial guidance for full-year 2012 as follows:

	Low		High

Core FFO	$234	-	$250	Million

Core FFO per diluted share	$1.35	-	$1.45

These estimates reflect the effect of the disposition in December 2011 of the 100% leased 35 W. Wacker building in Chicago and management’s view of current market conditions and certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Thursday, August 2, 2012 at 10:00 A.M. Eastern Daylight Time. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are 1-877-407-3982 for participants in the United States and 1-201-493-6780 for international participants. The conference identification number is 396608. A replay of the conference call will be available until August 16, 2012, and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants, followed by pass code 396608. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review second quarter 2012 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended June 30, 2012 can be accessed on the Company’s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston. As of June 30, 2012, Piedmont’s 74 wholly-owned office buildings were comprised of over 20 million rentable square feet. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while transacting $5.9 billion and $1.7 billion in property acquisitions and dispositions, respectively, during its fourteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company’s anticipated leasing volumes for the remainder of 2012 and such volume’s impact on future leasing and occupancy metrics, the Company’s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2012, and the expected completion of a new $500 million line of credit.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; the demand for office space, rental rates and property values may continue to lag the general economic recovery; our $500 million Unsecured Facility matures in August 2012 and a failure to renew this facility would cause our business, results of operation, cash flows, financial condition and access to capital to be adversely affected; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s assets, including, but not limited to, receivables, real estate assets and other intangible assets; availability of financing including the Company’s ability to renew its $500 Million Unsecured Facility; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our government tenants; we are and may continue to be subject to litigation; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2011, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:

Computershare, Inc.

866-354-3485

Investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)

Assets:
Real estate assets, at cost:
Land	$629,476	$640,196
Buildings and improvements	3,754,954	3,759,596
Buildings and improvements, accumulated depreciation	(837,285)	(792,342)
Intangible lease asset	149,544	198,667
Intangible lease asset, accumulated amortization	(82,742)	(119,419)
Construction in progress	24,154	17,353

Total real estate assets	3,638,101	3,704,051

Investment in unconsolidated joint ventures	37,580	38,181
Cash and cash equivalents	26,869	139,690
Tenant receivables, net of allowance for doubtful accounts	22,884	24,722
Straight line rent receivable	111,731	104,801
Notes receivable	19,000	—
Due from unconsolidated joint ventures	569	788
Restricted cash and escrows	48,046	9,039
Prepaid expenses and other assets	7,385	9,911
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	4,597	5,977
Deferred lease costs, less accumulated amortization	231,449	230,577

Total assets	$4,328,308	$4,447,834

Liabilities:
Line of credit and notes payable	$1,400,525	$1,472,525
Accounts payable, accrued expenses, and accrued capital expenditures	126,207	122,986
Deferred income	23,668	27,321
Intangible lease liabilities, less accumulated amortization	44,246	49,037
Interest rate swap	6,922	2,537

Total liabilities	1,601,568	1,674,406

Stockholders’ equity :
Common stock	1,702	1,726
Additional paid in capital	3,665,284	3,663,662
Cumulative distributions in excess of earnings	(934,933)	(891,032)
Other comprehensive loss	(6,922)	(2,537)

Piedmont stockholders’ equity	2,725,131	2,771,819
Non-controlling interest	1,609	1,609

Total stockholders’ equity	2,726,740	2,773,428

Total liabilities and stockholders’ equity	$4,328,308	$4,447,834

Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	$1,325,610	$1,323,796
Total Gross Assets (1)	$5,248,335	$5,359,595

Number of shares of common stock outstanding at end of period	170,235	172,630

(1)	Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Revenues:
Rental income	$105,992	$103,205	$211,275	$203,035
Tenant reimbursements	27,010	30,640	53,728	57,520
Property management fee revenue	626	363	1,199	1,193
Other rental income	88	1,347	212	4,751

Total revenues	133,716	135,555	266,414	266,499

Operating expenses:
Property operating costs	53,699	52,950	106,442	101,743
Depreciation	27,798	25,702	55,167	50,663
Amortization	11,478	14,040	24,221	24,314
General and administrative	4,865	7,342	10,122	13,954

Total operating expenses	97,840	100,034	195,952	190,674

Real estate operating income	35,876	35,521	70,462	75,825

Other income (expense):
Interest expense	(15,943)	(17,762)	(32,480)	(33,402)
Interest and other income (expense)	285	(238)	382	3,221
Equity in income of unconsolidated joint ventures	246	338	416	547
Gain on consolidation of a variable interest entity	—	(388)	—	1,532

Total other income (expense)	(15,412)	(18,050)	(31,682)	(28,102)

Income from continuing operations	20,464	17,471	38,780	47,723

Discontinued operations :
Operating income	240	3,560	1,325	7,279
Gain on sale of real estate assets	10,008	—	27,838	—

Income from discontinued operations	10,248	3,560	29,163	7,279

Net income	30,712	21,031	67,943	55,002

Less: Net income attributable to noncontrolling interest	(4)	(4)	(8)	(8)

Net income attributable to Piedmont	$30,708	$21,027	$67,935	$54,994

Weighted average common shares outstanding — diluted	172,209	172,986	172,520	172,908

Per Share Information — diluted:
Income from continuing operations	$0.12	$0.10	$0.22	$0.28

Income from discontinued operations	$0.06	$0.02	$0.17	$0.04

Net income available to common stockholders	$0.18	$0.12	$0.39	$0.32

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Net income attributable to Piedmont	$30,708	$21,027	$67,935	$54,994

Depreciation (1) (2)	28,033	27,879	55,842	55,033
Amortization (1)	11,539	15,878	24,379	27,984
Gain on sale of real estate assets (1)	(10,008)	(45)	(27,838)	(45)
Gain on consolidation of variable interest entity	—	388	—	(1,532)

Funds from operations	60,272	65,127	120,318	136,434

Acquisition costs	84	716	81	690

Core funds from operations	60,356	65,843	120,399	137,124

Depreciation of non real estate assets	108	168	201	338
Stock-based and other non-cash compensation expense	289	896	623	1,864
Deferred financing cost amortization	590	2,002	1,392	2,609
Straight-line effects of lease revenue (1)	(5,477)	(2,596)	(7,042)	(359)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,785)	(1,670)	(3,316)	(3,033)
Income from amortization of discount on purchase of mezzanine loans	—	—	—	(484)
Acquisition costs	(84)	(716)	(81)	(690)
Non-incremental capital expenditures (3)	(17,781)	(13,349)	(25,847)	(30,480)

Adjusted funds from operations	$36,216	$50,578	$86,329	$106,889

Weighted average common shares outstanding — diluted	172,209	172,986	172,520	172,908

Funds from operations per share (diluted)	$0.35	$0.38	$0.70	$0.79
Core funds from operations per share (diluted)	$0.35	$0.38	$0.70	$0.79
Adjusted funds from operations per share (diluted)	$0.21	$0.29	$0.50	$0.62

(1)	Includes adjustments for wholly-owned properties, including discontinued operations, and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs, and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Core EBITDA, Core Net Operating Income, Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Net income attributable to Piedmont	$30,708	$21,027	$67,935	$54,994

Net income attributable to non-controlling interest	4	121	8	243
Interest Expense	15,943	19,313	32,480	36,487
Depreciation(1)	28,141	28,047	56,043	55,371
Amortization(1)	11,539	15,878	24,379	27,984
Gain on sale of real estate assets (1)	(10,008)	(45)	(27,838)	(45)
Gain on consolidation of variable interest entity	—	388	—	(1,532)

Core EBITDA*	76,327	84,729	153,007	173,502

General & administrative expenses(1)	4,866	7,392	10,184	14,096
Management fee revenue	(626)	(363)	(1,199)	(1,193)
Interest and other income	(305)	253	(403)	(3,206)
Lease termination income	(88)	(1,347)	(212)	(4,751)
Lease termination expense — straight line rent & acquisition intangibles write-offs	165	43	264	479
Straight line rent adjustment(1)	(5,642)	(2,639)	(7,306)	(667)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,785)	(1,670)	(3,316)	(3,204)

Core Net Operating Income (cash basis)*	72,912	86,398	151,019	175,056

Acquisitions	(3,886)	(3,446)	(7,036)	(3,444)
Dispositions	(296)	(7,376)	(1,692)	(14,873)
Industrial properties	(245)	(242)	(487)	(479)
Unconsolidated joint ventures	(598)	(696)	(1,188)	(1,354)

Same Store NOI*	$67,887	$74,638	$140,616	$154,906

Change period over period in same store NOI	-9.0%		-9.2%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense) (2)	4.8		4.7
Annualized Core EBITDA (Core EBITDA x 4)	$305,308		$306,014

(1)	Includes amounts attributable to wholly-owned properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties and unconsolidated joint venture assets. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.